Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105706, 333-34092 and 333-157372 on Form S-8 of The Hartford Financial Service Group, Inc. of our report dated June 28, 2018, relating to the financial statements and supplemental schedule of the Hartford Investment and Savings Plan, appearing in this Annual Report on Form 11-K of the Hartford Investment and Savings Plan for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

June 28, 2018